Exhibit 99.2
FOR IMMEDIATE RELEASE
November 8, 2005

Contact:	John Breed
(713) 209-8835
COOPER INDUSTRIES COMPLETES $325 MILLION
OFFERING OF SEVEN YEAR NOTES
HOUSTON, TX, November 8 — Cooper Industries, Ltd. (NYSE: CBE) today announced that its Cooper US, Inc. subsidiary has issued $325 million of 5.25 percent notes which will mature on November 15, 2012. Proceeds of the notes will be swapped to €272.6 million, effectively converting the seven-year U.S. notes to seven-year Euro notes with an annual interest rate of 3.55 percent. The proceeds of €272.6 million will provide replacement funding for part of a €300 million issue of 6.25 percent five-year notes which matured on October 25, 2005.
Cooper Industries, Ltd., with 2004 revenues of $4.5 billion, is a global manufacturer of electrical products and tools and hardware. Incorporated in Bermuda, the Company’s administrative headquarters are in Houston, Texas. Cooper has approximately 29,000 employees serving more than 90 locations around the world, and sells products to customers in more than 50 countries. For more information, visit the Company’s Internet site, www.cooperindustries.com.
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